Exhibit 10.4

MASTER SERVICES AGREEMENT

by and between

KBR, INC.

and

TRINZIC, INC.

Dated as of [●], 20[●]

 This MASTER SERVICES AGREEMENT (this “Agreement”), dated as of [●], 20[●] (the “Effective Date”), is entered into by and between KBR, Inc., a Delaware corporation (“Supplier”), and Trinzic, Inc., a Delaware corporation (“Trinzic”). “Party” or “Parties” means Supplier or Trinzic, individually or collectively, as the case may be.

W I T N E S S E T H:

WHEREAS, the Parties have entered into that certain Separation and Distribution Agreement, dated as of the date hereof (the “Separation Agreement”) and associated Transition Services Agreement, dated as of the date hereof (the “Transition Services Agreement”) to govern the provision and receipt of certain services provided or facilitated by each Party to the other Party and its Affiliates after the Distribution Date;

WHEREAS, certain other services that are not included under the Transition Services Agreement will be provided or facilitated by Supplier to or for the benefit of the Trinzic Group pursuant to this Master Services Agreement on the terms and conditions set forth herein; and

WHEREAS, the Parties acknowledge that this Agreement, the Separation Agreement, and the other Ancillary Agreements represent the integrated agreement of Supplier and Trinzic relating to the separation and distribution transactions contemplated in the Separation Agreement, are being entered into together, and would not have been entered into independently.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01
Certain Defined Terms. Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings as in the Separation Agreement. The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Information Technology Systems” means computers, computer systems, workstations, tablets, mobile devices, phones, blades, servers, peripheral devices, software, applications, programs, hardware, databases, circuits, networks, routers, hubs, switches, interfaces, websites, platforms, automated networks and control systems, and all other information technology systems, including outsourced or cloud computing arrangements.

“Party Data” means Supplier Data or Recipient Data, as the context requires.

“Recipient” means Trinzic or any Affiliate or member of the Trinzic Group, as applicable, to which a Service is being provided under this Agreement.

“Recipient Data” means data or information, including Personal Data, that as between the Parties, is owned or controlled by a Recipient and to which a Supplier Party may have access under this Agreement.

“Service Affiliate” means an Affiliate of Supplier involved in the provision of the Services.

“Service Charge” means, with respect to each Service, the amounts payable to a Supplier Party set forth in the applicable Statement of Work.

“Statement of Work” means any statement of work, service schedule or other similar document executed by the Parties that references this Agreement and sets forth the Services to be provided by a Supplier Party pursuant to this Agreement and any additional terms and conditions applicable thereto. The initial Statements of Work are attached to this Agreement as Schedule 2.01-1, Schedule 2.01-2, Schedule 2.01-3 and Schedule 2.01-4.

“Supplier Data” means data or information, including Personal Data, that as between the Parties, is owned or controlled by a Supplier Party and to which a Recipient may have access under this Agreement.

“Supplier Party” means Supplier, any Service Affiliate, Affiliate of any such Service Affiliate or Third Party Provider, as applicable, that is providing a Service under this Agreement.

“Virus(es)” means any computer instructions: (a) that have a material adverse effect on the operation, security or integrity of a computing telecommunications or other digital operating or processing system or environment, including other programs, data, databases, computer libraries and computer and communications equipment, by altering, destroying, disrupting or inhibiting such operation, security or integrity; (b) that without functional purpose, self-replicate without manual intervention; or (c) that purport to perform a useful function but which actually either perform a destructive or harmful function, or perform no useful function and utilize substantial computer, telecommunications or memory resources.

Section 1.02
Other Defined Terms.

Term	Section

Accessing Party	Section 2.09(a)
Additional Facilities	Section 2.04
Additional Services	Section 2.04
Applicable Payee	Section 3.02
Applicable Payor	Section 3.02
Data Processing Agreement	Section 8.07
Facilities	Section 2.02
Granting Party	Section 2.09(a)
Indemnified Parties	Section 6.02
InfoSec Policies	Section 2.09(b)(i)
Party	Preamble
Relationship Manager	Section 8.03(a)(ii)
Required Consents	Section 8.02
Separation Agreement	Recitals
Service Affiliate	Section 2.08(a)

Service Charge	Section 3.01(a)
Service Taxes	Section 3.02
Service Term	Section 2.01(a)
Services	Section 2.01(a)
Shutdown	Section 2.05(b)
Steering Committee	Section 8.04(a)
Supplier	Preamble
Supplier Party	Section 2.08(a)
Supplier Relationship Manager	Section 8.03(a)(ii)
Term	Section 2.03
Third Party Provider	Section 2.08(a)
Trinzic	Preamble
Trinzic Relationship Manager	Section 8.03(a)(i)

ARTICLE II

SERVICES, ACCESS TO FACILITIES AND DURATION

Section 2.01
Services.

(a)
Subject to the terms and conditions of this Agreement, Supplier shall provide (or cause to be provided) to the Trinzic Group the services set forth in each Statement of Work (collectively, the “Services”) in accordance with terms of such Statement of Work and for the duration thereof (each, a “Service Term”). Upon execution, each Statement of Work shall be deemed to be incorporated into and form part of this Agreement.

(b)
Trinzic acknowledges and agrees that no services other than those set forth in a Statement of Work will be provided by or on behalf of any Supplier Party. Each Party acknowledges and agrees that access to and use of the Services is provided solely for the use and benefit of Trinzic and the applicable Recipient and their respective Affiliates during the Term. Except as permitted by Section 9.06, Trinzic shall not allow access to or use of the Services by (and the Supplier Parties shall have no obligation to provide any services to) any other Person or for any other purpose without the prior written consent of Supplier.

Section 2.02
Access to Facilities. Subject to the terms and conditions of this Agreement, the Services may include, and Supplier shall provide (or cause to be provided) to the Trinzic Group, access to facilities, equipment (including Information Technology Systems) and software (collectively, “Facilities”), in each case as set forth in the applicable Statement of Work. Such access to Facilities will be deemed part of the relevant Services for purposes of this Agreement.

Section 2.03
Term. The effectiveness of this Agreement shall begin on the Effective Date and continue until the earlier of: (i) the date on which there are no active Statements of Work; and (ii) the date upon which this Agreement has been terminated with respect to all Services in accordance with Section 7.01 (the “Term”).

Section 2.04
Additional Services; Changes.

(a)
Additional Services. From time to time during the Term, Trinzic may request that Supplier provide (or cause to be provided) additional service in addition to the Services that are outside the scope of a change to any then-applicable Statement of Work in accordance with Section 2.07 (such services, “Additional Services”). The Parties shall discuss any such request in good faith and Supplier may, in its discretion, provide Trinzic with a written proposal in respect of such Additional Service, which proposal shall include: (a) a description of the services, functions and responsibilities Supplier anticipates performing in connection with such Additional Service; (b) a description of any additional obligations of Trinzic required for the applicable Supplier Party to perform such Additional Service; (c) the prospective fees applicable to such Additional Service, including a detailed breakdown of such fees; and (d) any other information reasonably necessary for the Parties to evaluate the feasibility of Supplier providing (or causing to be provided) such Additional Service. Supplier shall have no obligation to provide (or cause to be provided) any Additional Service unless and until the Parties have entered into a Statement of Work for such Additional Service. If Supplier agrees to provide an Additional Service, upon the Parties’ execution of a new Statement of Work or written amendment to an applicable Statement of Work, any such Additional Service shall be deemed part of the Services hereunder.

Section 2.05
Exception to Obligation to Provide Services. Notwithstanding anything in this Agreement to the contrary, including Supplier’s and Trinzic’s obligations set forth in Section 2.01 hereof:

(a)
Supplier shall not be obligated to (and Supplier shall not be obligated to cause any Supplier Party to) provide any Services if the provision of such Services would violate any Law or any Contract to which Supplier, any Affiliate of Supplier or any of Supplier Parties are subject; provided, however, that Supplier and Trinzic shall comply with Section 8.02 in obtaining any Required Consents; and

(b)
Supplier and any Service Affiliate shall have the right in their sole discretion to determine that it is necessary or appropriate to temporarily suspend a Service due to scheduled or emergency maintenance, modification, repairs, updates or upgrades, alterations or replacements of any of systems or operations which are required to provide Services (a “Shutdown”). Supplier will or will cause the applicable Service Affiliate to use commercially reasonable efforts to provide the Recipient with reasonable written notice of such Shutdowns as soon as reasonably practicable. If any Services are suspended in accordance with this Section 2.05(b): (i) Supplier and any applicable Service Affiliate shall have no liability whatsoever to Trinzic or any Recipient directly arising out of or relating to such suspension; and (ii) any payment of Service Charges for suspended Services is suspended as well. Notwithstanding the foregoing in this Section 2.05(b), if a Shutdown continues materially longer than anticipated, the Parties will discuss in good faith a commercially reasonable mitigation or solution for the Shutdown.

(c)
 For Services that relate to the hosting, maintenance and other support of conveyed applications, Supplier’s or the applicable Service Affiliate’s obligation is to solely continue such support in the environment as it existed prior to the Effective Date, and the obligation of Supplier or such Service Affiliate to provide the associated Service for a conveyed application is terminated if the Recipient moves the application to a different environment or makes modifications that impact the Services for that application.

Section 2.06
Standard of the Provision of Services.

(a)
Except as otherwise set forth in an applicable Statement of Work, the Services shall be provided in accordance with, and subject to, Supplier’s and each Service Affiliate’s policies and procedures that are applicable at the time the Services are provided and in the manner and at a level substantially consistent with that provided by Supplier and the Service Affiliates immediately preceding the Distribution Date. All of the Services and Facilities shall be for the sole use and benefit of the Trinzic Group; provided that nothing in this Section 2.06 is intended to limit Supplier’s or a Service Affiliate’s access to or use of its own Facilities except as may be set forth in the applicable Statement of Work.

Section 2.07
Changes. Supplier and Service Affiliates may from time to time reasonably supplement, modify, substitute or otherwise alter the Services provided in a manner that does not materially adversely affect the quality or availability of Services or increase the cost of using such Services. A Party’s request for modification to the scope of Services or any request for another change to a Statement of Work pursuant to Section 2.07 shall be in writing and shall specify the type and scope of the requested service or the requested change. The other Party shall promptly respond in writing to such request and the Parties shall thereafter each use commercially reasonable efforts to reach agreement to the change.

Section 2.08
Subcontractors.

(a)
Supplier and any Service Affiliate may subcontract any of the Services or portion thereof to any other Person (any such Person, a “Third Party Provider”) or any other Service Affiliate. Where this Agreement imposes obligations on Supplier or any Supplier Party, Supplier shall cause and compel each Service Affiliate or, as applicable, direct each Third Party Provider to perform such obligations and comply with the terms of this Agreement, provided, that, subject to Section 2.08(b), Supplier shall remain responsible for such Supplier Party’s compliance with the terms of this Agreement.

(b)
Notwithstanding Section 2.08(a), if and to the extent that Supplier’s or a Service Affiliate’s failure to perform its obligations under this Agreement or any breach of this Agreement is caused by the act or omission of a Third Party Provider used by Supplier or such Service Affiliate for the provision of Services, Supplier or the applicable Service Affiliate shall not be responsible, liable or otherwise considered as being in breach of this Agreement, provided that Supplier or such Service Affiliate shall use its commercially reasonable efforts to exercise and enforce its contractual rights and seek to claim any available contractual remedies in respect of the relevant act or omission of the Third Party Provider, and pass-on to the Recipient an equitable and proportionate share of the Indemnifiable Losses or similar amounts. Alternatively, Supplier or the applicable Service Affiliate may, in its sole discretion, assign to the Recipient any claims that it may assert against the relevant Third Party Provider in relation to Recipient’s Indemnifiable Losses. In case the act or omission of the Third Party Provider that caused the Indemnifiable Loss also caused prejudice to Supplier or the applicable Service Affiliate’s own business (or that of its Affiliates), the distribution of any Indemnifiable Losses recovered by Supplier to Recipient shall be limited to a reasonable pro rata share of such Indemnifiable Losses.

Section 2.09
Access to Information Technology Systems.

(a)
To the extent that the performance or receipt of Services hereunder requires access to the Information Technology Systems of Supplier or a Service Affiliate by the Recipient (the “Accessing Party”), Supplier or the Service Affiliate whose Information Technology Systems are being accessed (the “Granting Party”) shall provide or cause to be provided limited access to such Information Technology Systems, subject to policies, procedures and limitations to be determined by the Granting Party.

(b)
Each Accessing Party shall cause any of its personnel who require such access to:

(i)
comply with all security guidelines (including physical security, network access, internet security, confidentiality and Personal Data security guidelines) of the other Party (collectively, “InfoSec Policies”), copies of which shall be made available to the Accessing Party upon reasonable request, and in accordance with applicable Law;

(ii)
limit such access solely to the use of such Information Technology Systems and Party Data for purposes of the Services and not access or attempt to access Information Technology Systems other than those required for the Services;

(iii)
comply with all applicable rules, policies and procedures of the Granting Party;

(iv)
not make any changes to the Granting Party’s Information Technology Systems or Party Data that may be reasonably expected to have an adverse effect on such Information Technology Systems or Party Data or the provision of the Services;

(v)
not extract or share any data from the Granting Party’s Information Technology Systems other than as required to perform or use the Services or comply with applicable Law, or as expressly permitted by the terms of the relevant Service as set out in the applicable schedule or any other transaction document;

(vi)
promptly notify the Granting Party: (A) of any vulnerabilities in the Accessing Party’s assets that are connected to the Granting Party’s Information Technology Systems; and (B) upon becoming aware of any vulnerability related to the Services or Information Technology Systems utilized in the provision or use of the Services; and

(vii)
promptly terminate access to the Granting Party’s Information Technology Systems and notify the Granting Party if an employee, supplier, or contractor no longer needs access to the Granting Party’s Information Technology Systems or is no longer employed or engaged by the Granting Party.

(c)
The Accessing Party shall limit such access to the Information Technology Systems and Party Data to:

(i)
only employees and contractors who had access to such Information Technology Systems and Party Data immediately prior to the Effective Date; and

(ii)
its or its Affiliates’ other employees and contractors with a bona fide need to have such access in connection with the Services as requested in writing by the Accessing Party and approved in writing by the Granting Party as provided in the relevant schedules. Any employees and contractors of the Accessing Party granted such access shall complete any training required by the Granting Party on the permitted and proper access and use of the applicable Information Technology Systems.

(d)
Both the Accessing Party and the Granting Party shall take reasonable steps to monitor and prevent inappropriate use of the Information Technology Systems. The Granting Party is permitted to monitor access to its Information Technology Systems and review access logs for the purpose of auditing compliance with the access limitations set forth in this Section 2.09.

(e)
The Accessing Party will promptly notify the Granting Party of the termination of any of its or its Group members’ employees or contractors with a user identification number for the Information Technology Systems and inform each such terminated employee or contractor that their access to and use of Information Technology Systems has been revoked. All user identification numbers and passwords disclosed pursuant to this Agreement and any information obtained by the Accessing Party’s Group as a result of any Accessing Party’s access to and use of the Granting Party’s Information Technology Systems shall be deemed to be, and treated as, Confidential Information hereunder. The Accessing Party’s and its Affiliates’ employees and contractors shall not share or disclose their user identification numbers and passwords to any other employee or contractor of the Accessing Party or its Affiliates or to any third party.

(f)
The Accessing Party is responsible for its and its Affiliates’ employees’ and contractors’ use and misuse of the Granting Party’s Information Technology Systems and Party Data. The Granting Party may revoke the access of the Accessing Party’s or its Affiliates’ employee or contractor in the event of an actual or reasonably suspected material violation of this Agreement or the Granting Party’s applicable policies or procedures by such employee or contractor, which policies and procedures have been communicated or made available to such employee or contractor before such violation. The Accessing Party shall cooperate with the Granting Party in the investigation of any actual or suspected unauthorized access by any of the Accessing Party’s or its Affiliates’ employees or contractors to any of the Granting Party’s Information Technology Systems or Party Data.

(g)
During the Term, each Party shall take commercially reasonable measures to ensure that no Virus or similar items are coded or introduced into the Information Technology Systems of the other Party. With respect to Services provided by third parties, compliance with the applicable agreement with such third party shall be deemed sufficient commercially reasonable measures. If a Virus is found to have been introduced into any Information Technology Systems, the Parties shall use commercially reasonable efforts to cooperate and to diligently work together and with Supplier and each Service Affiliate providing the Services to eliminate the effects of the Virus.

(h)
Each Party shall, and shall cause its respective Affiliates to, exercise reasonable care in providing, accessing and using the Services and Information Technology Systems of the other Party so as to prevent access to the Services, Facilities, and Information Technology Systems of the other Party by unauthorized Persons.

ARTICLE III

COSTS AND DISBURSEMENTS

Section 3.01
Costs and Disbursements.

(a)
Except as otherwise set forth in a Statement of Work, on a monthly basis in accordance with Section 3.01(b), Recipient (or its designee) shall pay to Supplier or the Service Affiliate providing, or causing to be provided, the applicable Services, those Service Charges associated with the provision of the applicable Services during the prior month.

(b)
As of or promptly following the Effective Date, the Parties shall mutually agree on a form of invoice to be issued for the Service Charges by Supplier. Supplier shall invoice Trinzic (or its designees) for the Service Charges in accordance with the terms of this Agreement and the applicable Statement of Work on a monthly basis (or as otherwise set forth in the applicable Statement of Work), in each case including sufficient supporting documentation sufficient for independent audit by Trinzic’s independent auditors or as may be required by Governmental Entities with jurisdiction over Trinzic and for Trinzic to assess the allowability of the Service Charges under applicable Law, but in no event of a nature or in a manner substantially inconsistent with Supplier’s applicable invoicing practices. Trinzic (or its designees) shall pay, or cause to be paid, the amount of such invoice by wire transfer or check to Supplier (or its designees) within sixty (60) days of the date of such invoice. If Trinzic or any of its designees, as applicable, fails to pay such amount by such date, Trinzic shall be obligated to pay to Supplier or the applicable Service Affiliate, in addition to the amount due, interest on such amount at a rate per annum equal to the Prime Rate, from time to time in effect, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

Section 3.02
Taxes. Except as expressly noted in the applicable Statement of Work, the fees set forth on the applicable Statement of Work with respect to each Service do not include any sales, use, value added, excise, goods and services or similar taxes, charges, fees, levies or imposts (collectively, and together with any interest, penalties or additions to tax imposed with respect thereto, “Service Taxes”). In addition to the amounts required to be paid as set forth on the applicable Statement of Work or otherwise pursuant to this Agreement, Trinzic or the applicable Recipient (or its designee) (the “Applicable Payor”) shall pay and be responsible for and shall promptly reimburse Supplier or the applicable Service Affiliate (or its designee) (the “Applicable Payee”) for any Service Taxes imposed on or with respect to such amounts (including by way of withholding or deductions) or the provision of Services to the Recipient hereunder, which reimbursement shall be in addition to such amounts and any other amounts required to be paid pursuant to this Agreement. Any and all payments hereunder shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if the Applicable Payor is required by applicable Law to deduct or withhold any Taxes from such payments, then: (a) the Applicable Payor shall make such deductions or withholdings as are required by applicable Law; (b) the Applicable Payor shall timely pay the full amount deducted or withheld to the relevant Governmental Entity; and (c) to the extent withholding or deduction is required to be made on account of Taxes, the amount payable by the Applicable Payor to the Applicable Payee shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable hereunder) the Applicable Payee shall receive an amount equal to the sum it would have received had no such deductions or withholdings been made. At the Applicable Payee’s request, the Applicable Payor shall provide the Applicable Payee with reasonably satisfactory documentation evidencing payment to the applicable Governmental Entity of any amounts so withheld or deducted. Supplier shall provide to Trinzic, prior to the commencement of any Services hereunder, a properly completed and duly executed copy of IRS Form W-9. Supplier shall be solely responsible for its own income Taxes with respect to amounts received in connection with this Agreement.

Section 3.03
Right of Set-Off. Trinzic shall pay the full amount of Service Charges and shall not set-off, counterclaim or otherwise withhold any amount owed to Supplier under this Agreement, on account of any obligation owed by Trinzic to Supplier or Supplier to Trinzic, as applicable, under this Agreement, the Separation Agreement or any other Ancillary Agreement that has not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing.

ARTICLE IV

INTELLECTUAL PROPERTY RIGHTS

Section 4.01
Ownership of Background IP. All Intellectual Property belonging to a Party as of the Effective Date (whether developed by or on behalf of that Party or acquired by it from a third party) or developed or acquired by it independently (or on its behalf) from the performance of its obligations under this Agreement after the Effective Date shall remain vested in that Party.

Section 4.02
Ownership of Foreground IP. All Intellectual Property Rights developed in the course of the provision of the Services shall be solely owned by Supplier or the applicable Service Affiliate, except as otherwise agreed by the Parties in a Statement of Work solely with respect thereto, in which case all Intellectual Property resulting from such development shall be owned solely by the Recipient.

Section 4.03
License by Supplier. Supplier hereby grants and shall procure that each Service Affiliate shall grant, to Trinzic or the relevant Recipient and its Affiliates a royalty-free, non-exclusive, non-transferable (except as set out in Section 9.06), non-sub-licensable license during the Term to use the Intellectual Property controlled by Supplier and the applicable Service Affiliate only to the extent necessary for the Recipient’s receipt of the Services in accordance with this Agreement.

Section 4.04
License by Recipient. Trinzic hereby grants and shall procure that each Recipient shall grant, to Supplier and the applicable Service Affiliates, a royalty-free, non-exclusive, non-transferable (except as set out in Section 9.06), non-sub-licensable (except to subcontractors permitted under this Agreement) license during the Term to use the Intellectual Property controlled by the Recipient and its Affiliates only to the extent necessary for the provision of the Services by Supplier and any applicable Service Affiliates in accordance with this Agreement.

Section 4.05
Definition of the term “control”. For the purposes of Section 4.03 and Section 4.04, the term “control” shall mean having the legal authority to grant the relevant license under the relevant Intellectual Property Right without violating the terms of any agreement with any third party and without triggering any additional payment obligations to such third party. If the grant of any such license requires a Required Consent, Section 8.02 shall apply.

ARTICLE V

WARRANTIES AND COMPLIANCE; LIMITATION OF LIABILITY

Section 5.01
Disclaimer of Warranties. Except as expressly set forth herein, Trinzic acknowledges and agrees that: (a) the Services and Facilities are provided as-is; (b) Trinzic and the applicable Recipients assume all risks and Liability arising from or relating to their use of and reliance upon the Services and the Facilities; and (c) Supplier and the Service Affiliates make no representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SUPPLIER AND EACH SERVICE AFFILIATE HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES AND THE FACILITIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, MISAPPROPRIATION, COMMERCIAL UTILITY, OR MERCHANTABILITY OR FITNESS OF THE SERVICES AND FACILITIES FOR A PARTICULAR PURPOSE.

Section 5.02
Compliance with Laws and Regulations. Each Party hereto shall be responsible for its own compliance with any and all Laws applicable to its performance or receipt of Services, as applicable, under this Agreement. FOR THE AVOIDANCE OF DOUBT AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH PARTY EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED OBLIGATION OR WARRANTY WITH RESPECT TO THE SERVICES THAT COULD BE CONSTRUED TO REQUIRE SUPPLIER OR ANY SERVICE AFFILIATE TO DELIVER SERVICES HEREUNDER IN SUCH A MANNER TO ALLOW A RECIPIENT TO ITSELF COMPLY WITH ANY LAW APPLICABLE TO THE ACTIONS OR FUNCTIONS OF SUCH RECIPIENT (OR ITS AFFILIATES).

Section 5.03
Limitations of Liability.

(a)
NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY INDIRECT, INCIDENTAL, TREBLE, EXEMPLARY, MORAL, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, LOSS OF DATA, LOSS OF USE OR LOST PROFITS, REVENUES OR OPPORTUNITIES OR LOST OR DELAYED GENERATION OR DIMINUTION IN VALUE OF ASSETS OR SECURITIES OR ANY LOSSES CALCULATED BASED ON A MULTIPLE OF REVENUES, EARNINGS OR OTHER ECONOMIC OR FINANCIAL MEASURE BY THE OTHER PARTY OR ANY THIRD PARTY, ARISING IN ANY MANNER OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ITS PERFORMANCE OR BREACH HEREOF, OR INCIDENT TO ANY RECIPIENT’S OR THIRD PARTY’S USE OF (OR ANY INABILITY TO USE) THE SERVICES OR ANY OTHER INFORMATION OR MATERIALS PROVIDED TO THE RECIPIENTS HEREUNDER, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, AND WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH LOSSES.

(b)
In no event will either Party’s maximum aggregate liability to the other Party or any of its Affiliates or Representatives for any and all claims arising out of or in connection with this Agreement, its termination, or expiration, whether in contract, tort or otherwise, be greater than an amount equal to the aggregate Service Charges paid or payable by Trinzic or any applicable Recipient under this Agreement in the twelve (12) months preceding the event giving rise to the claim. Trinzic acknowledges that the liability caps described in this Section 5.03 are fair and reasonable.

Section 5.04
Other Liability Terms.

(a)
With respect to any Indemnifiable Losses arising under this Agreement, Supplier agrees that it shall only seek to recover for such Indemnifiable Losses from Trinzic, and Supplier hereby waives the right to seek recovery for such Indemnifiable Losses from or equitable remedies against any of Trinzic’s Affiliates and each of their respective past, present or future officers, directors, employees and agents and their respective successors, heirs and assignees and representatives.

(b)
No claim may be brought under this Agreement related to any cause of action under the Separation Agreement or any other agreement. Any claims brought under this Agreement must be based solely on the provisions of this Agreement.

(c)
Notwithstanding anything in this Agreement to the contrary, Supplier shall not, nor shall any Affiliates of Supplier have, any liability under this Agreement towards Trinzic or any Recipient or its or their respective Indemnified Parties for: (i) any failure to perform the Services or any of its obligations hereunder in accordance with this Agreement; or (ii) any Indemnifiable Losses or inconveniences incurred by Trinzic or any Recipient or any of its Affiliates or its or their respective Indemnified Parties, in each case ((i) and (ii)) to the extent caused by, relating to, or arising out of or in connection with: (A) Trinzic or the applicable Recipient’s acts, omissions, or breach of this Agreement or failure to satisfy any of its obligations under this Agreement; (B) Trinzic’s or any Recipient’s implementation, execution, use or exploitation of any of the services (including the Services), products (including product liability claims) or other deliverables received by or benefits (including usage rights) granted to Trinzic or the applicable Recipient under or in accordance with this Agreement; (C) any transactions contemplated by this Agreement other than the provision of the Services or Supplier’s other express obligations set out in this Agreement; or (D) Supplier’s or the applicable Service Affiliate’s actions or inactions in connection with any deliverables, benefits or transactions pursuant to (A) through (D) or that were caused by specifications or directions provided by Trinzic or the applicable Recipient, except, in each case, to the extent caused by Supplier’s or the applicable Service Affiliate’s gross negligence or willful misconduct in performing any of its obligations pursuant to this Agreement.

ARTICLE VI

INDEMNIFICATION

Section 6.01
Indemnification by Trinzic. Trinzic shall indemnify, defend, save and hold harmless Supplier and the Service Affiliates and any of their personnel, successors and assigns (collectively, the “Supplier Indemnified Parties”), from and against any and all Indemnifiable Losses to the extent resulting from or arising out of any Third Party Claim to the extent resulting from or arising out of: (a) any breach of Section 8.02(e); (b) any fraudulent, grossly negligent or willful acts or omissions by Trinzic or any Recipient; and (c) non-compliance with or breach of any InfoSec Policy of Supplier or an applicable Service Affiliate by Trinzic or the applicable Recipient or their respective personnel.

Section 6.02
Indemnification by Supplier.  Supplier shall indemnify, defend, save and hold harmless Trinzic, the Recipients and any of their personnel, successors and assigns (collectively, the “Recipient Indemnified Parties” and, together with the Supplier Indemnified Parties, the “Indemnified Parties”), from and against any and all Indemnifiable Losses to the extent resulting from or arising out of any Third Party Claim to the extent resulting from or arising out of: (a) Supplier’s gross negligence or intentional misconduct in the provision of Services by Supplier hereunder; (b) non-compliance with or breach of any InfoSec Policy of Trinzic or the applicable Recipient by Supplier or its personnel; and (c) Supplier’s breach of the Data Processing Agreement.

Section 6.03
Indemnification Procedures. Sections 5.4 and 5.5 of the Separation Agreement shall govern the rights and obligations of the Parties in respect of the management and conduct of any claims for indemnification under this Agreement.

ARTICLE VII

TERMINATION

Section 7.01
Termination.

(a)
This Agreement may be terminated by Supplier upon notice to Trinzic: (i) if Trinzic or any Recipient is in material breach of the terms of this Agreement and such breach is not corrected within thirty (30) days of a written notice from Supplier or the Supplier Relationship Manager of such breach; (ii) with respect to any Service, including access to any Facility, if the continued performance of such Service or the provision of access to the applicable Facility would be a violation of any Law or any Contract in effect prior to the Effective Date; (iii) upon any failure of Trinzic to pay any outstanding Service Charge due to Supplier within ninety (90) days following the date on which such payment was due, except to the extent any part of an outstanding Service Charge is not paid due to a good faith dispute of such Service Charge by Trinzic; or (iv) if Trinzic undergoes a change of control, meaning that a third party acquires control over Trinzic or Trinzic has transferred or assigned this Agreement or any rights, interests or obligations hereunder in breach of Section 9.06.

(b)
This Agreement may be terminated earlier by Trinzic upon notice to Supplier if Supplier or any Service Affiliate is in material breach of the terms of this Agreement and such breach is not corrected within thirty (30) days of a written notice from Trinzic or the Trinzic Relationship Manager of such breach.

(c)
Without prejudice to any rights with respect to a Force Majeure: (i) Trinzic may terminate this Agreement or any Statement of Work with respect to any Service or access to Facility, in whole or in part: (A) for any reason or no reason upon providing at least thirty (30) days’ prior written notice to the Supplier Relationship Manager of such termination (unless a longer notice period is specified in the applicable Statement of Work or in a third party Contract to provide Services or access to Facilities); or (B) if Supplier or the applicable Service Affiliate providing such Service or Facilities has failed to perform any of its material obligations under this Agreement with respect to such Service or access to Facility, and such failure shall continue to exist thirty (30) days after receipt by the Supplier Relationship Manager of written notice of such failure from the Trinzic Relationship Manager; and (ii) Supplier may terminate this Agreement or any Statement of Work with respect to one or more Services or access to Facilities, in whole or in part, at any time upon prior written notice to the Trinzic Relationship Manager if Trinzic or any applicable Recipient has failed to perform any of its material obligations under this Agreement relating to such Services or access to Facilities, and such failure shall be continued uncured for a period of thirty (30) days after receipt by the Trinzic Relationship Manager of a written notice of such failure from the Supplier Relationship Manager. The Service Charge associated with such Service or access to Facility shall be pro-rated appropriately, as applicable.

Section 7.02
Effect of Termination.

(a)
  Upon termination of any Service or access to any Facility pursuant to this Agreement, Supplier or the applicable Service Affiliate providing the terminated Service or access to the Facility or its Affiliate shall have no further obligation to provide the terminated Service or access to the Facility, and Trinzic shall have no obligation to pay any Service Charges relating to any such Service or access to such Facility; provided that Trinzic shall remain obligated to Supplier for the Service Charges owed and payable in respect of Services properly performed or access to Facilities provided prior to the effective date of termination. In connection with termination of any Service or access to any Facility, the provisions of this Agreement not relating solely to such terminated Service or access to such Facility shall survive any such termination.

(b)
Upon expiration or any termination of this Agreement:

(i)
any licenses of Intellectual Property granted under ARTICLE IV shall terminate with immediate effect, except to the extent relevant to any remaining Services;

(ii)
except to the extent required for the performance of its remaining obligations under this Agreement, each Party shall (and shall procure that its Affiliates shall) return or deliver to the other Party all records and documents containing Confidential Information of the other Party (or its Affiliates) shall destroy such Confidential Information, and certify that the destruction has taken place. The Party returning or destroying the Confidential Information may retain: (A) a copy of the Confidential Information for the purposes of, and so long as required by, any applicable Law or its internal compliance procedures; and (B) copies of any computer records and files containing any Confidential Information that have been created pursuant to automatic archiving and back-up procedures, subject to continuing obligations of non-use and non-disclosure; and

(c)
each Indemnifying Party’s obligations to provide indemnification to an Indemnified Party under ARTICLE VI will survive such expiration or termination and ARTICLE I, ARTICLE III, ARTICLE V, ARTICLE IX and this Section 7.02 and Liability for all due and unpaid Service Charges shall survive indefinitely.

Section 7.03
Force Majeure.

(a)
No Party (or any Person acting on its behalf) shall have any Liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided that: (i) such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of Force Majeure on its obligations; and (ii) the nature, quality and standard of care that Supplier or the applicable Service Affiliate shall provide in delivering a Service or providing access to a Facility after a Force Majeure shall be substantially the same as the nature, quality and standard of care that Supplier or the applicable Service Affiliate provides prior to the Force Majeure. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause, and if Supplier or the applicable Service Affiliate is the Party so prevented then the Recipient shall not be obligated to pay the Service Charge for a Service or Facility to the extent and for so long as such Service has not been performed or such Facility is not made available to the Recipient hereunder as a result of such Force Majeure.

(b)
During the period of a Force Majeure, the Recipient shall be entitled to seek an alternative service provider at its own cost with respect to such Services or access to such Facilities. Trinzic shall be entitled to permanently terminate such Services or access to such Facilities (and shall be relieved of the obligation to pay Service Charges for the provision of such Services or access to such Facilities throughout the duration of such Force Majeure or, in the event of such permanent termination, thereafter) if a Force Majeure shall continue to exist for more than fifteen (15) consecutive days.

ARTICLE VIII

MANAGEMENT AND CONTROL

Section 8.01
Cooperation.

(a)
During the Term, Trinzic shall, and shall cause each Recipient to, use its commercially reasonable efforts to cooperate with Supplier and the relevant Service Affiliate and with respect to Supplier or such Service Affiliate providing the Services and access to the Facilities and responding to Supplier’s or such Service Affiliate reasonable requests for information related, as applicable, to the provision of the Services or operation of Facilities in connection therewith. Trinzic shall not and shall procure that its Affiliates shall not knowingly take any action which would substantially interfere with or substantially increase the cost of Supplier providing (or causing to be provided) any of the Services or access to the Facilities. Trinzic shall provide Supplier or the relevant Service Affiliate with reasonable access (during reasonable business hours) to Trinzic’s personnel and facilities for the purpose of training and consultation with respect to the Services and access to Facilities. If Trinzic or an applicable Recipient fails to perform such functions or contributions, Supplier and the applicable Service Affiliate shall have no obligation to provide the relevant Service and shall not be responsible for any Indemnifiable Losses resulting therefrom.

(b)
To the extent Supplier or any Service Affiliate has entered into any third party Contracts in connection with any of the Services or access to the Facilities, Trinzic shall and shall cause any applicable Recipients to comply with the terms of such Contract to the extent Trinzic or such Affiliate Recipients, as applicable, have been informed of such terms.

Section 8.02
Required Consents.

(a)
Each Party shall use commercially reasonable efforts to obtain any and all third party Consents necessary or advisable to allow the Supplier or the applicable Service Affiliate to provide the Services (the “Required Consents”); provided, however, that the costs of such third party Consents shall be paid by the Recipient of such Services. Each Party shall provide written evidence of receipt of Required Consents to the other Party upon such other Party’s request.

(b)
To the extent that Required Consents are only granted subject to conditions (including the condition of additional payments), Supplier or the applicable Service Affiliate shall coordinate with the applicable Recipient to determine whether such conditions shall be accepted. To the extent any Required Consent is not granted, or are revoked or terminated, Supplier or the applicable Service Affiliate shall cooperate with the applicable Recipient to determine a commercially reasonable alternative method of providing the relevant Service or to otherwise modify the affected Service.

(c)
All costs and expenses incurred by Supplier or the applicable Service Affiliate in obtaining any Required Consents or identifying, preparing or implementing any such alternative method, as applicable, shall be borne by the applicable Recipient. Supplier or the applicable Service Affiliate shall not be required to relinquish or forbear any rights in connection with obtaining any Required Consent.

(d)
Section 8.02(a), Section 8.02(b) and Section 8.02(c) shall apply mutatis mutandis where a Service in whole or in part is provided by a Third Party Provider as used at the Effective Date and Supplier’s or the applicable Service Affiliate’s contract with such Third Party Provider with respect to such Service expires or is terminated any time after the Effective Date by the applicable Third Party Provider for a reason other than Supplier’s or the applicable Service Affiliate’s breach of the agreement in place with such Third Party Provider.

(e)
Trinzic shall comply and shall cause each Recipient to comply with all obligations, including use restrictions and non-disclosure provisions, imposed on Supplier or the applicable Service Affiliate through any Third Party Contract or any Required Consent, provided that Supplier has notified Trinzic or Trinzic or the applicable Recipient is otherwise aware of such obligations.

(f)
Section 8.02(a), Section 8.02(b) and Section 8.02(c) shall not apply in the situation where, following the Effective Date, Supplier or an applicable Service Affiliate elects to subcontract or outsource to a Third Party Provider the performance of a Service previously provided by Supplier’s or such applicable Service Affiliate’s own personnel or the personnel of a Service Affiliate.

Section 8.03
Primary Points of Contact for Agreement.

(a)
Appointment and Responsibilities. Each Party shall appoint an individual to act as the primary point of operational contact for the administration and operation of this Agreement, as follows:

(i)
Trinzic shall appoint an individual as the primary point of operational contact pursuant to this Section 8.03(a) (the “Trinzic Relationship Manager”), who shall initially be the Transition Manager of Trinzic under the Transition Services Agreement, and who shall have overall operational responsibility for coordinating, on behalf of Trinzic, all activities undertaken by Trinzic and its Recipients and its and their Affiliates hereunder, including the performance of Trinzic’s obligations hereunder, acting as a day-to-day contact with Supplier Relationship Manager and making available to the applicable Supplier Party the data, facilities, resources and other support services from Trinzic required for the applicable Supplier Party to be able to provide the Services in accordance with the requirements of this Agreement. Trinzic may change Trinzic Relationship Manager from time to time upon written notice to Supplier. Trinzic shall use commercially reasonable efforts to provide at least thirty (30) days’ prior written notice of any such change.

(ii)
Supplier shall appoint an individual as the primary point of operational contact pursuant to this Section 8.03(a) (the “Supplier Relationship Manager” and each of the Trinzic Relationship Manager and the Supplier Relationship Manager, a “Relationship Manager”), who shall initially be the Transition Manager of Supplier under the Transition Services Agreement, and who shall have overall operational responsibility for coordinating, on behalf of Supplier, all activities undertaken by Supplier and Service Affiliates hereunder, including the performance of Supplier’s obligations hereunder, the coordinating of the provision of the Services with Trinzic, acting as a day-to-day contact with the Trinzic Relationship Manager. Supplier may change the Supplier Relationship Manager from time to time upon written notice to Trinzic. Supplier shall use commercially reasonable efforts to provide at least thirty (30) days’ prior written notice of any such change.

(b)
Review Meetings. The Supplier Relationship Manager and the Trinzic Relationship Manager shall meet either via telephone or video conference or as otherwise agreed between the Supplier Relationship Manager and the Trinzic Relationship Manager at least monthly to review Supplier’s provision of the Services as required under this Agreement.

Section 8.04
Steering Committee.

(a)
Size and Composition. The Steering Committee constituted in accordance with Section 8.04 of the Transition Services Agreement shall serve as the initial steering committee under this Agreement (the “Steering Committee”). Either Party may change its Steering Committee members from time to time upon written notice to the other Party; provided, however, that Supplier Relationship Manager and Trinzic Relationship Manager shall at all times remain as members of the Steering Committee. In addition, the Parties may mutually agree to increase or decrease the size, purpose or composition of the Steering Committee in an effort for Supplier and the Service Affiliates to better provide, and for the Recipients to better utilize, the Services. The Steering Committee shall disband automatically upon termination of this Agreement in accordance with its terms.

(b)
Responsibilities. The Steering Committee’s responsibilities include:

(i)
generally overseeing the performance of each Party’s obligations under this Agreement; and

(ii)
making, and providing continuity for making, decisions for the Recipients with respect to the establishment, prioritization and use of the Services and access to the Facilities.

(c)
Meetings. The Steering Committee shall meet once a month or with such other frequency as mutually agreed by the Parties. Each Steering Committee meeting shall be via telephone or video conference or as otherwise agreed by the members of the Steering Committee.

Section 8.05
Personnel.

(a)
Supplier or the Service Affiliate providing any Service shall make available to the Recipient of such Service such personnel as may be reasonably necessary to provide such Service, in accordance with Supplier’s or such Service Affiliate’s standard business practices. Supplier or the applicable Service Affiliate shall have the right, in its reasonable discretion, to: (i) designate which personnel it will assign to perform such Service; and (ii) remove and replace such personnel at any time.

(b)
Supplier or the Service Affiliate providing any Service shall be solely responsible for all salary, employment and other benefits of and Liabilities relating to the employment of persons employed by Supplier or such Service Affiliate. In performing their respective duties hereunder, all such employees and representatives of Supplier or any applicable Service Affiliate shall be under the direction, control and supervision of Supplier or such Service Affiliate, as applicable, and Supplier or such Service Affiliate shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

Section 8.06
No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any Party or its Affiliates acting as an agent of another unaffiliated Person in the conduct of such other Person’s business. Supplier or the Service Affiliate providing any Service or access to any Facility hereunder shall act as an independent contractor and not as the agent of the Recipient or its Affiliates in performing such Service or providing access to such Facility.

Section 8.07
Data Processing. To the extent that the Services involve the processing of Personal Data by Supplier or any Service Affiliate, the provisions of the Data Processing Agreement by and between the Parties, dated as of the effective date of the Transition Services Agreement, shall govern such Processing.

ARTICLE IX

MISCELLANEOUS

Section 9.01
Treatment of Confidential Information.

(a)
The provisions of Section 6.5 of the Separation Agreement shall govern the treatment of Confidential Information hereunder.

(b)
Each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of Services hereunder.

Section 9.02
Entire Agreement; Construction. This Agreement, including the Exhibits and Schedules hereto and Statements of Work entered into hereunder, together with the Separation Agreement and any Ancillary Agreements, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any conflict or inconsistency between this Agreement and any Exhibit or Schedule hereto or Statement of Work hereunder, the Exhibit, Schedule or Statement of Work shall prevail to the extent of the conflict; provided, however, that the Data Processing Agreement shall prevail with respect to the Processing of Personal Data of the other Party.

Section 9.03
Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties (including by facsimile, by .pdf, .gif, .jpeg or similar attachment to electronic mail or by DocuSign or any other electronic signature complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act, or other applicable Law).

Section 9.04
Notices.

(a)
All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be deemed duly delivered: (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) when sent if sent by email to the party to be notified (provided, that notice given by email shall not be effective unless: (A) such notice specifically states that it is being delivered pursuant to this Section 9.04; and (B) either: (1) a duplicate copy of such email notice is promptly given by the method described in clause (ii); or (2) the receiving party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” or similar automated replies) or any other method described in this Section 9.04), in each case to the intended recipient as set forth below:

If to Supplier, to:

KBR, Inc.
601 Jefferson Street, Suite 3400
Houston, TX 77002
Attn: [●]
Email: [●]

with a copy (which shall not constitute notice) to:
Wilmer Cutler Pickering Hale and Dorr LLP
2100 Pennsylvania Avenue, NW
Washington, DC 20037
Attention:	Stephanie C. Evans, Esq.
E-mail:	stephanie.evans@wilmerhale.com

and

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention:	Andrew R. Bonnes, Esq.
Email:	andrew.bonnes@wilmerhale.com

If to SpinCo, to:

Trinzic, Inc.

[●]

(b)
Either Party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Either Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

Section 9.05
Waivers. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group). No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.06
Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by either Party without the prior written consent of the other Party (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to an Affiliate of a Party provided, however, no assignment permitted by this Section 9.06 shall release the assigning Party from Liability for the full performance of its obligations under this Agreement.

Section 9.07
Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 9.08
Payment Terms. Without the consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by Trinzic under this Agreement shall be made in US Dollars. Except as expressly provided herein, any amount which is not expressed in US Dollars shall be converted into US Dollars by using the exchange rate published on Bloomberg at 5:00 pm Eastern time (ET) on the day before the relevant date or in The Wall Street Journal on such date if not so published on Bloomberg.

Section 9.09
Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Distribution Date, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 9.10
Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, Liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement.

Section 9.11
Titles and Headings. Titles and headings to Articles and Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 9.12
Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 9.13
Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 9.14
Dispute Resolution. The provisions of Article VII of the Separation Agreement shall govern any Dispute under or in connection with this Agreement.

Section 9.15
Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.16
Interpretation.

(a)
The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(b)
When a reference is made in this Agreement to an Article, Section or Exhibit such reference shall be to an Article or Section of, or Exhibit to, this Agreement unless otherwise indicated. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “dollar” or “$” contained herein are to United States Dollars (unless otherwise specified). The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

KBR, INC.

By:
Name:
Title:

TRINZIC, INC.

By:
Name:
Title: